EXHIBIT 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com
April 10, 2007
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS CLOSES PREVIOUSLY ANNOUNCED
EQUITY OFFERING AND STRATEGIC OIL SANDS ACQUISITION

Calgary, Alberta - Enerplus Resources Fund (“Enerplus” or the “Fund”) is pleased to announce the closing of the previously announced equity offering. At closing, a total of 4,250,000 trust units were issued at a price of CDN$49.55 per unit for gross proceeds of approximately CDN$210.6 million. This includes 200,000 units issued pursuant to the exercise by the underwriters of a portion of their over-allotment option. The syndicate of underwriters was led by CIBC World Markets Inc.

A portion of the net proceeds of the offering were used to complete the previously announced acquisition by Enerplus of a 90% interest in the Kirby Oil Sands Partnership ("Kirby"), a privately held partnership operating in the Athabasca oil sands fairway of Alberta. The total consideration paid by Enerplus for the 90% interest was $182.5 million, consisting of $127.8 million in cash and the issuance of 1,104,945 trust units of Enerplus at a price of $49.55 per unit. The remaining net proceeds of the offering will initially be used to reduce Enerplus’ bank debt, which includes $60 million of indebtedness associated with the January 31, 2007 acquisition of a gross overriding royalty interest in the Jonah natural gas field, and will subsequently be used to fund future capital and other general corporate expenditures.

The Kirby interest represents a strategic acquisition of additional long-term oil sands assets with steam-assisted gravity drainage ("SAGD") development potential that Enerplus believes will add significant long-term value for our unitholders. The Kirby partnership contains leases that cover 43,360 gross acres in a highly prospective area in the heart of the Athabasca oil sands fairway near several other major SAGD development projects currently on production. An independent engineering assessment conducted by GLJ Petroleum Consultants Ltd. indicates a “best estimate” of contingent resources of 244 million barrels of bitumen (approximately 220 million barrels net to Enerplus) on the leases. Enerplus’ initial development plans include a 10,000 bbls/day SAGD (9,000 bbls/day net to Enerplus) starting in 2011 with further expansion capability anticipated by Enerplus to approximately 30,000 - 40,000 bbls/day of gross bitumen production (27,000 - 36,000 bbls/day net to Enerplus) over time. The addition of this operated SAGD project complements Enerplus' existing portfolio of non-operated oil sands assets which include the SAGD and mining projects on the Joslyn lease.

The securities being offered by Enerplus have not been, nor will be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons absent registration or applicable exemption from the registration requirement of such Act. This release does not constitute an offer for sale of trust units in the U.S. and any public offering of securities in the U.S. will be made by means of a prospectus.

For further information please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

Gordon J. Kerr
President & Chief Executive Officer

Forward-Looking Statements and Information

This news release contains certain forward-looking information and statements within the meaning of applicable securities laws. The use of any of the words "expect", "anticipate", "continue", "estimate", "objective", "ongoing", "may", "will", "project", "should", "believe", "plans", "intends", "designed" and similar expressions are intended to identify forward-looking information or statements. In particular, but without limiting the foregoing, this news release contains forward-looking information and statements pertaining to the following: the proposed acquisition of an interest in Kirby by Enerplus and the future benefits of such acquisition to unitholders; the amount of cash distributions to unitholders; the volumes and estimated value of the Fund's future oil and gas resources and reserves; future bitumen production from and prospects in the Kirby development; project life estimates; future oil and natural gas prices and the Fund's commodity risk management programs; future liquidity and financial capacity (including debt to cash flow ratio); future results from operations, cost estimates; future development, exploration, acquisition and development activities and related expenditures, including with respect to the development of the Kirby project and Enerplus' other oil sands projects; and the completion of an equity offering by Enerplus.

The forward-looking information and statements contained in this news release reflect several material factors and expectations and assumptions of the Fund including, without limitation: that the Fund will continue to conduct its operations in a manner consistent with past operations; the general continuance of current industry conditions; the continuance of existing (and in certain circumstances, proposed) tax and royalty regimes; the accuracy of the estimates of the Fund's resource volumes; the ability to acquire sufficient financing on favourable terms and certain commodity price and other cost assumptions. The Fund believes the material factors, expectations and assumptions reflected in the forward-looking information and statements are reasonable but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking information and statements included in this news release are not guarantees of future performance and should not be unduly relied upon. Such information and statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information or statements including, without limitation: changes in commodity prices; unanticipated operating results or production declines; incorrect estimates of resources and reserves and upside potential on the Kirby properties; changes in tax or environmental laws or royalty rates; increased debt levels or debt service requirements; inaccurate estimation of the Fund's oil and gas reserves volumes; limited, unfavourable or limited access to capital markets; increased costs; the impact of actions or inactions of competitors; and certain other risks detailed from time to time in the Fund's pubic disclosure documents (including, without limitation, those risks identified in this news release and in the Fund's annual information form).

The forward-looking information and statements contained in this news release speak only as of the date of this news release, and none of the Fund or its subsidiaries assumes any obligation to publicly update or revise them to reflect new events or circumstances, except as may be required pursuant to applicable laws.

Information Regarding Contingent Resource Estimates

"Contingent resources" is a recognized category of resources in the Canadian Oil and Gas Evaluation ("COGE") Handbook and is defined as "those quantities of oil and gas estimated on a given date to be potentially recoverable from known accumulations but are not currently economic". However, as indicated in the COGE Handbook, criteria other than economics may cause a quantity to be classified as a resource rather than a reserve. The COGE Handbook states that the following issues are contingencies that affect the classification as resources rather than reserves: ownership considerations; drilling requirements; testing requirements; regulatory considerations; infrastructure and market considerations; timing of production and development; and economic requirements. Contingent resources may also include those quantities of hydrocarbons that are estimated to be potentially recoverable using technology that is under development. Resources and contingent resources do not constitute, and should not be confused with, reserves.

There is no certainty that any portion of the volumes currently classified as "contingent resources" will be produced. The primary contingencies which currently prevent the classification of the disclosed contingent resources associated with the Kirby project as "reserves" consist of: (i) an absence of a formalized near-term development plan, (ii) the results of further delineation drilling, (iii) facility design and detailed design estimates to confirm economic productibility, and (iv) the absence of project regulatory applications. There are a number of inherent risks and contingencies associated with the development, of the Kirby project and the associated bitumen resources, including commodity price fluctuations, project costs, receipt of regulatory approvals, commercial use of the SAGD technology and those other risks and contingencies described above, under "Risk Factors" in Enerplus' annual information form dated March 12, 2007 (the "AIF") and under “Risk Factors” in Enerplus’ short form prospectus dated April 3, 2007, copies of which are available on Enerplus' SEDAR profile at www.sedar.com. For additional information with respect to the presentation and disclosure of oil and gas reserves and resources, see "Presentation of Enerplus' Oil and Gas Reserves, Resources and Production" in the AIF.